Exhibit 16.1

Deloitte & Touche LLP 50 South 6th Street Suite 2800 Minneapolis, MN 55402-1538 USA

Tel: +1 612 397 4000 Fax: +1 612 397 4450 www.deloitte.com

March 10, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Communications Systems, Inc.’s Form 8-K dated March 10, 2017, and we agree with the statements made therein.

Yours truly,